Exhibit 99.1

ModivCare Inc. Announces Addition of Three New Independent Directors

Denver, CO – April 19, 2021 – ModivCare Inc. (“ModivCare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions focused on improving patient outcomes, today announced that the number of directors comprising its Board of Directors has been increased to ten, and that Garth Graham, Stacy Saal, and Rahul Samant have been appointed to the Company’s Board of Directors.

Chris Shackelton, Chairman of the Board of ModivCare, shared, “The addition of our three new directors marks another important milestone for ModivCare. This notable group of leaders brings differentiated and complementary talent and experience to our Board. We are proud to be building a transformative value-proposition within the health care industry for our patients and partners, and we are confident that each of our new directors shares our commitment to this mission. Garth Graham is a leading authority on social determinants of health and has extensive experience in community and public health, including with companies such as Google, CVS Health Corporation and Aetna, Inc. Stacy Saal has excelled at elevating the customer experience and driving results throughout her career, including more than a decade in key leadership roles within prominent divisions of Amazon, such as Amazon Fresh and Prime Now. Rahul Samant has a stellar three-decade track record implementing technological and operational enhancements at companies such as Delta Air Lines, Inc., American Insurance Group, Inc., and Bank of America Corporation.”

Dan Greenleaf, President and Chief Executive Officer of ModivCare, added, “The breadth of experience that these visionary leaders bring to ModivCare will enable us to continue to innovate our technology platform, elevate the patient experience, and dismantle the barriers to care. We welcome Garth, Stacy, and Rahul to the Board and look forward to their guidance as we continue to drive transformational growth at ModivCare through an expanded suite of services that address the social determinants of health.”

Garth Graham, MD, brings to ModivCare’s Board approximately two decades of extensive healthcare experience, with an emphasis on community and public health. He currently serves as Director and Global Head of Healthcare and Public Health, Google/YouTube at Alphabet, Inc. Previously, he was Chief Community Health Officer at CVS Health Corporation; President of Aetna Foundation and Vice President, Community Health at Aetna, Inc.; Assistant Dean, Health Policy and Chief, Health Services Research at University of Florida’s Department of Medicine; and Attending Physician at The Massachusetts General Hospital. Dr. Graham started his career serving in two U.S. administrations as U.S. Deputy Assistant Secretary for Health where he led the development of the federal government’s first national health disparities plan. An elected member of the National Academy of Medicine, he serves on several boards, including: The National Heart, Lung, and Blood Institute Advisory Council; the Institute of Medicine Board on Population Health; and the Board of the National Quality Forum. He graduated with a BS in Biology from Florida International University, an MPH from Yale School of Public Health, and an MD from Yale University’s School of Medicine.

Stacy Saal brings to ModivCare’s Board nearly twenty-five years of broad leadership experience in strategy, team building, marketing, operations, and product management all unified by a strong focus on the customer experience. She currently serves as Chief Operating Officer of Babylon Inc. Previously, she held various executive leadership roles in marketing, operations, and general management at Amazon.com, Inc. Previously, she was Vice President, Operations at GlobalWine, Chief Executive Officer of Tom’s Cookies, and Director, Demand Planning, Dockers Brand at Levi Strauss & Co. At the start of her career, Ms. Saal held merchandising, operational and supply chain optimization roles at Williams-Sonoma, Inc. She graduated with a BA in Economics from Sonoma State University.

Rahul Samant brings to ModivCare’s Board more than thirty years of technological and operational leadership experience. He currently serves as Executive Vice President and Chief Information Officer at Delta Air Lines, Inc. Previously, he was Chief Digital Officer and Global Head of Application Development and Management at American International Group, Inc. and held various technology leadership roles at Bank of America Corporation, including: Chief Information Officer and Head of Technology and Operations for Global Wealth and Investment Management; Managing Director, Global Delivery; and Fixed Income Securities Technology Executive. Mr. Samant commenced his career at Unisys. He graduated with BS in Electronics Engineering from University of Mumbai and an MBA in General Management from Wake Forest University.

About ModivCare Inc.

ModivCare Inc. (Nasdaq: MODV) is a technology-enabled healthcare services company, which provides a suite of integrated supportive care solutions for public and private payors and their patients. ModivCare’s value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. ModivCare is a leading provider of non-emergency medical transportation (NEMT), personal and home care, and nutritional meal delivery. ModivCare also holds a minority equity interest in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix Medical Network”), which partners with leading health plans and providers nationally, delivering a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance. To learn more about ModivCare, please visit: www.modivcare.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are identified by the use of the terms “may,” “could,” “will,” “look forward to” and “aim,” and similar words indicating possible future expectations, events or actions. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about the Company’s business and the Company’s industry, and are not guarantees of the Company’s future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein. The Company has provided additional information about the risks facing the Company’s business in its most recent annual report on Form 10-K, and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in the filings with the Commission identified above, which you should read in their entirety before making an investment decision with respect to the Company’s securities. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (212) 836-9614

kahl@equityny.com